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                                                                      EXHIBIT 12





                             JOHNSON CONTROLS, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Dollars in millions)


                                                              For the Year Ended
                                                              September 30, 1998
                                                              ------------------
Net income                                                        $  337.7
Provision for income taxes                                           256.0
Undistributed earnings of partially-owned affiliates                  (9.2)
Minority interests in net earnings of subsidiaries                    23.1
Amortization of previously capitalized interest                        3.4
                                                                  --------
                                                                     611.0
                                                                  --------

Fixed charges:
   Interest incurred and amortization of debt expense                150.8
   Estimated portion of rent expense                                  38.3
                                                                  --------
Fixed charges                                                        189.1
Less:  Interest capitalized during the period                        (11.1)
                                                                  --------
                                                                     178.0
                                                                  --------

Earnings                                                          $  789.0
                                                                  ========


Ratio of earnings to fixed charges (1)                                 4.2
                                                                  ========




      For the purpose of computing this ratio, "earnings" consist of (a) income from continuing operations before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates, minority interest in earnings or losses of consolidated subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.

(1) Included in earnings is a $59.9 million pre-tax gain on the sale of the Plastics Machinery division, as disclosed in Note 2 to the Company's consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would be 3.9.



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